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                                                                   EXHIBIT 11

                                  BATTLE MOUNTAIN GOLD COMPANY
                            COMPUTATION OF EARNINGS PER COMMON SHARE
                 (expressed in thousands, except share and per share amounts)

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
                                                         Year ended December 31,
                                                  ----------------------------------
                                                     1994            1993          1992
                                                     ----            ----          ----
 PRIMARY INCOME (LOSS) PER SHARE
 Net income(loss)
     Net income(loss)                          $     9,572   $    (4,405)   $  (36,403)
     Deduct dividends on preferred shares            7,475         3,738             -
                                               -----------   -----------    ----------
 Net income(loss) applicable to common
  stock                                        $     2,097   $   (8,143)    $  (36,403)
                                               -----------   -----------    ----------
 Shares
  Weighted average number of common
       shares outstanding                       80,680,505    80,131,904     79,916,997
  Assuming conversion of 6% convertible
   debentures                                    4,848,485             -              -
  Assuming exercise of stock options reduced
   by the number of shares which could have
   been purchased with the proceeds from
   exercise of such options                        542,377             -              -
                                               -----------   -----------    ----------
  Weighted average number of common shares
   outstanding as adjusted                      86,071,367    80,131,904     79,916,997
                                               -----------   -----------    ----------
  Primary income(loss) per common share        $       .02    $    (0.10)   $     (0.46)
                                               -----------   -----------    ----------
 FULLY DILUTED INCOME (LOSS) PER SHARE (1)
 Net income(loss)                              $     9,572    $   (4,405)   $   (36,403)
                                               -----------   -----------    ----------
 Shares
  Weighted average number of common
   shares outstanding                           80,680,505    80,131,904     79,916,997
  Assuming conversion of 6% convertible
   debentures                                    4,848,485     4,848,485     4,848,485
  Assuming exercise of stock options reduced
   by the number of shares which could have
   been purchased with the proceeds from
   exercise of such options
  Assuming conversion of preferred stock           568,954       414,939       131,305
  Weighted average number of common shares      10,952,600     6,931,645             -
                                               -----------   -----------    ----------
   outstanding as adjusted                      97,050,544    92,326,973    84,896,787
                                               -----------   -----------    ----------
 Net income(loss) per common share assuming
  full dilution                                $       .10   $     (0.05)   $    (0.43)
                                               -----------   -----------    ----------
 ADDITIONAL PRIMARY COMPUTATION  (1)
 Net income(loss) applicable to common stock
  as adjusted per primary computation above                  $   (8,143)    $   36,403)
                                                             -----------    ----------
 Additional adjustment to weighted average
  number of shares outstanding:
   Weighted average number of shares
    outstanding, as adjusted per primary
    computation above                                         80,131,904    79,916,997
   Anti-dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock method)                    101,755       130,422
   Anti-dilutive effect of conversion of 6%
     convertible debentures                                    4,848,485     4,848,485
                                                             -----------    ----------
   Weighted average number of shares, as
    adjusted                                                  85,082,144    84,895,904
                                                             -----------    ----------
 Primary earnings per share, as adjusted                     $     (0.10)   $    (0.43)
                                                             ===========    ==========

(1) These calculations are submitted in accordance with Regulation S-K
    Item 601(b)(11) although it is contrary to paragraphs 30 and 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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